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                                                                    EXHIBIT 99.1

                IMPORTANT FACTORS THAT MAY AFFECT FUTURE RESULTS

From time to time, we may make forward-looking public statements, such as statements concerning our strategic plans; the outlook for our business and industry; anticipated expenses; anticipated sources of future revenues; and the sufficiency of capital to meet working capital and capital expenditure requirements, as well as other estimates relating to future operations. Forward-looking statements may be in reports filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in press releases or in informal statements made with the approval of an authorized executive officer. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe," "could," "intend," "may," "opportunity," "plan," "potential" or similar terms and expressions are intended to identify "forward-looking statements" within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, as enacted by the Private Securities Litigation Reform Act of 1995.

We wish to caution you not to place undue reliance on these forward-looking statements that speak only as of the date on which they are made. In addition, we wish to advise you that the factors listed below, as well as other factors we have not currently identified, could affect our financial or other performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any current statement.

We will not undertake and we specifically decline any obligation to publicly release revisions to these forward-looking statements to reflect either circumstances after the date of the statements or the occurrence of events that may cause us to re-evaluate our forward-looking statements.

In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act, we are hereby filing the following cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements made by us or on our behalf:

THE SEMICONDUCTOR EQUIPMENT INDUSTRY IS HIGHLY CYCLICAL AND IS CURRENTLY EXPERIENCING A SEVERE, PROLONGED DOWNTURN.

The semiconductor equipment industry is characterized by up and down business cycles, the timing, length and volatility of which are difficult to predict. Our business depends in large part upon the capital expenditures of semiconductor manufacturers, which in turn depend on the current and anticipated market demand for integrated circuits and products utilizing integrated circuits. Sudden changes in demand for semiconductors have affected and will continue to affect the timing and amounts of our customers' capital equipment purchases and investments in new technology. The semiconductor industry is currently experiencing a severe and prolonged downturn, creating pressure on our net sales, gross margin, net income and cash flow.

OVERSUPPLY IN THE SEMICONDUCTOR INDUSTRY MAY REDUCE DEMAND FOR CAPITAL EQUIPMENT, INCLUDING OUR PRODUCTS.

Inventory buildups in telecommunications equipment, consumer electronics, personal computers and wireless communications devices have dramatically decreased demand for integrated circuits. As a result, the semiconductor industry is currently experiencing a period of oversupply of semiconductors. This oversupply has caused semiconductor manufacturers to reevaluate their capital spending plans, which has resulted in significantly reduced demand for capital equipment, including systems such as ours. A number of our customers have reduced, delayed or canceled their capital expenditures, which has harmed our results of operations. For example, in 2001, our net sales declined by approximately $140 million, or 55%, from the prior year. Our future success will depend in large part on the resurgence of various electronics

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industries that use semiconductors, and we cannot predict whether or when demand for integrated circuits will improve.

WE DERIVE A SIGNIFICANT PORTION OF OUR SALES FROM A LIMITED NUMBER OF CUSTOMERS, AND OUR SALES COULD DECLINE SIGNIFICANTLY IF WE LOSE A CUSTOMER OR IF A CUSTOMER CANCELS, REDUCES OR DELAYS AN ORDER.

Historically, we have derived a significant portion of net sales from a limited number of customers. In 2001, our ten largest customers accounted for approximately 37% of our net sales and a single customer, Applied Materials, accounted for approximately 21% of our net sales. We anticipate that a small number of customers will continue to account for a large portion of our net sales for the foreseeable future. The loss, reduction or delay of any orders from these customers could significantly reduce our sales and harm our reputation in our industry.

INDUSTRY CONSOLIDATION AND OUTSOURCING OF THE MANUFACTURE OF SEMICONDUCTORS MAY REDUCE THE NUMBER OF OUR POTENTIAL CUSTOMERS.

The substantial expense of building, upgrading or expanding a semiconductor fabrication facility is increasingly causing semiconductor companies to contract with foundries, which manufacture semiconductors designed by others. As manufacturing shifts to foundries, the number of our potential customers could decrease, which would increase our dependence on our remaining customers. In addition, consolidation within the semiconductor manufacturing industry is increasing. If semiconductor manufacturing is consolidated within a small number of foundries and other large companies, our failure to win any significant contracts to supply equipment to any of those customers could seriously harm our reputation and materially and adversely affect our results of operations. In addition, industry consolidation may cause delays in the purchase of our products and cause a reexamination of strategic and purchasing decisions by our current and potential customers. We could lose valuable relationships with key personnel of a customer due to budget cuts, layoffs or other disruptions caused by industry consolidation.

IF WE FAIL TO DEVELOP AND SELL NEW OR ENHANCED PRODUCTS AND SERVICES FOR SEMICONDUCTOR MANUFACTURERS, WE WILL NOT BE ABLE TO COMPETE EFFECTIVELY.

Rapid technological innovation in semiconductor manufacturing processes requires the semiconductor equipment industry to anticipate or respond quickly to evolving customer requirements and could render our current product offerings obsolete. We believe that our continued success will depend significantly on our ability to quickly develop, manufacture and introduce new products and product enhancements that address our customers' needs, including their customer support requirements. The timely development of new or enhanced products is a complex and uncertain process. We may experience design, manufacturing, marketing or other difficulties that could delay or prevent the development, introduction or commercialization of any new or enhanced products. We may not anticipate successfully and accurately technological or market trends, or manage successfully long development cycles. We may be required to collaborate with third parties to develop these products and may not be able to do so on a timely and cost-effective basis, if at all. If we are not successful in marketing and selling these products to customers with whom we have formed long-term relationships, our net sales could be adversely affected. If any of our new or enhanced products has reliability or quality problems, such problems may result in reduced orders, higher manufacturing costs, delays in collecting accounts receivable, and additional service and warranty expense. If we are not able to develop new products or enhancements to existing products on a timely and cost-effective basis, or if the new products or product enhancements that we introduce fail to achieve market acceptance, our ability to grow our business would be harmed and competitors could achieve greater market share.

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IF OUR GOLDLINK SUPPORT INITIATIVE DOES NOT ACHIEVE WIDESPREAD MARKET ACCEPTANCE
AMONG OUR CUSTOMERS AND THIRD-PARTY MANUFACTURERS, THEN OUR NET SALES AND OUR ABILITY TO EXPAND OUR CUSTOMER SUPPORT CAPABILITIES COULD BE ADVERSELY AFFECTED.

In order to expand our customer support capabilities, we intend to expand our Global On-Line Diagnostics, or GOLDLink, e-diagnostics network to include more items of production equipment in a customer's manufacturing facility and a larger number of components and subassemblies on each item of production equipment. We intend the expansion of our GOLDLink System to include production equipment, components and subassemblies that are manufactured by us, as well as by other companies. In connection with the expansion of the GOLDLink network, we also intend to integrate our Guaranteed Up Time Support, or GUTS, reactive customer support system to include third-party products. Any failure of our customer support products to achieve widespread market acceptance among customers or third-party manufacturers could adversely affect net sales of our products, which could harm our business. Net sales of the GOLDLink support initiative were not material in 2001.

IF WE ARE UNABLE TO CONTINUE TO PROVIDE SATISFACTORY LEVELS OF MAINTENANCE AND WARRANTY SUPPORT TO CUSTOMERS, OUR REPUTATION MAY BE ADVERSELY AFFECTED, WE MAY BE UNABLE TO ATTRACT NEW CUSTOMERS AND WE MAY LOSE EXISTING CUSTOMERS.

We provide a high level of customer service and product support to help our customers maximize production yields by minimizing downtime due to scheduled and unscheduled maintenance. If our customer service personnel fail to continue to provide prompt and effective product maintenance and warranty support to our customers, or if our diagnostic solutions technology operates at less than the level of performance required to minimize maintenance downtime, then our reputation and the reputation of our products and services could be damaged, which would adversely affect our net sales.

IF WE FAIL TO COMPETE SUCCESSFULLY IN THE HIGHLY COMPETITIVE SEMICONDUCTOR EQUIPMENT INDUSTRY, OUR SALES AND PROFITABILITY WILL DECLINE.

We encounter aggressive competition in the market for semiconductor manufacturing equipment. Many of our current and potential competitors have greater resources than we have, including capital, name recognition, technical and marketing resources, customer service and support resources, and manufacturing capabilities. We believe that, to remain competitive, we must offer a broad range of products, maintain customer service and support centers worldwide, and invest significant resources in product and process research and development in order to develop new products and enhance our existing products in a timely manner. Competitors with substantially greater resources than we have may be better positioned to compete successfully in the industry.

We expect our current competitors to continue to improve the design and performance of their existing products and processes and to introduce new products and processes with improved price and performance characteristics. Our product sales may be threatened by new technologies, products or market trends, and we may have to adjust the prices of our products and services to stay competitive. In addition, new competitors may emerge in the markets we serve. Moreover, a relatively small number of firms compete in the vacuum technology market. An acquisition of, or by, one of our competitors in the sector may result in a substantially strengthened competitor with greater financial, engineering, manufacturing, marketing and customer service and support resources than we have. If our current or future competitors enter into strategic relationships with leading semiconductor manufacturers covering products similar to those sold or being developed by us, our ability to sell products to those manufacturers may be adversely affected. We cannot assure you that we will be able to compete successfully with our existing competitors or with new competitors.

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DOWNTURNS IN THE SEMICONDUCTOR INDUSTRY MAKE IT DIFFICULT TO ANTICIPATE OR
EXPAND SALES.

We anticipate that a significant portion of any new orders will depend upon demand from semiconductor manufacturers that build, upgrade or expand fabrication facilities. If, as a result of an industry downturn, these prospective customers postpone or abandon their plans to build, upgrade or expand fabrication facilities, or otherwise reduce or fail to make capital expenditures, demand for our systems may decline. We may be unable to generate significant new orders for our systems, which would adversely affect our sales levels.

In addition, the high rate of technical innovation in the semiconductor industry requires continual investments in engineering, research and development, marketing and global support services to develop and sell new products and to maintain extensive customer service and support capabilities. These investments create significant fixed costs that limit our ability to reduce expenses during downturns in proportion to declining sales.

WE DO NOT HAVE LONG-TERM PURCHASE AGREEMENTS WITH OUR CUSTOMERS, AND AS A RESULT, OUR CUSTOMERS COULD STOP PURCHASING OUR PRODUCTS AND SERVICES AT ANY TIME.

We generally do not obtain firm, long-term volume purchase commitments from our customers, and we generally experience short lead-times for customer orders. In addition, customer orders can be canceled and volume levels can be reduced or delayed. We may be unable to replace canceled, delayed, or reduced orders with new business.

OUR DEPENDENCE UPON A LIMITED NUMBER OF SUPPLIERS FOR MANY COMPONENTS AND SUBASSEMBLIES COULD RESULT IN INCREASED COSTS OR DELAYS IN THE MANUFACTURE AND SALE OF OUR PRODUCTS.

We rely to a substantial extent on outside vendors to manufacture many components and subassemblies for our products. We obtain many of these components and subassemblies from either a sole source or a limited group of suppliers. Because of our reliance on outside vendors generally, and on a limited group of suppliers in some cases, we may be unable to obtain an adequate supply of required components on a timely basis, at a price and on other terms acceptable to us, or at all.

In addition, we often quote prices to our customers and accept customer orders for our products prior to purchasing components and subassemblies from our suppliers. If our suppliers increase the cost of components or subassemblies, we may not have alternative sources of supply and may not be able to raise the prices of our products to cover all or part of the increased cost of components, which may harm our results of operations.

The manufacture of some of these components and subassemblies is a complex process and requires long lead times. As a result, we have in the past and may in the future experience delays or shortages. If we are unable to obtain adequate and timely deliveries of required components or subassemblies, we may have to seek alternative sources of supply or manufacture these components internally. This could delay our ability to manufacture or to ship our systems on a timely basis, causing us to lose sales, incur additional costs, delay new product introductions and suffer harm to our reputation.

CLAIMS BASED ON DEFECTS IN OUR PRODUCTS OR ERRORS IN PERFORMING PRODUCT-RELATED SERVICES COULD RESULT IN COSTLY LITIGATION AGAINST US.

Our products and services are used in several key steps in the fabrication of semiconductors, which is a complex and expensive process. As a result, any failure of our systems could interrupt our customers' production schedules, which would result in costly unscheduled downtime. We may be subject to significant liability claims or liquidated damages pursuant to contracts with our customers as a result of any malfunction of our systems. Our insurance may not, or may not be sufficient to, cover us against liability claims or may not continue to be available to us. Liability claims could also require us to spend significant

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time and money in litigation. As a result, any of these claims, whether or not successful, could seriously damage our reputation and harm our business, financial condition and results of operations. In 1998, Raytheon brought an action against us in the Massachusetts Superior Court alleging that between 1992 and 1994 we sold Raytheon defective components used in missile guidance systems manufactured by Raytheon. We have not been in the business of selling these components since 1994. We have denied all claims asserted against us by Raytheon and have succeeded in having certain claims dismissed, although these dismissals are potentially appealable at the conclusion of the trial stage of the case. The action is currently in the discovery and motion phase and no trial date has been set.

SALES TO FOREIGN MARKETS CONSTITUTED APPROXIMATELY 30% OF OUR NET SALES IN 2001. THEREFORE OUR NET SALES AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED BY DOWNTURNS IN ECONOMIC CONDITIONS IN COUNTRIES OUTSIDE THE UNITED STATES AND OTHER RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

Sales of our products and services to customers outside the United States, including exports from our U.S. facilities, accounted for approximately 30% of our net sales in 2001. We anticipate that international sales will continue to account for a significant portion of our net sales. We also expect to expand the sales and marketing activities for our products and services to markets outside the United States, particularly the Asia-Pacific market, and to hire additional international personnel. Because of our dependence upon international sales, we are subject to a number of risks, including:

    - unexpected changes in laws or regulations resulting in more burdensome governmental controls, tariffs, restrictions, embargoes or export license requirements;

    - difficulties in obtaining required export licenses;

    - volatility in currency exchange rates;

    - political and economic instability, particularly in the Asia-Pacific market;

    - difficulties in accounts receivable collections;

    - extended payment terms beyond those customarily offered in the United States;

    - difficulties in managing distributors or representatives outside the United States;

    - difficulties in staffing and managing foreign subsidiary operations; and

    - potentially adverse tax consequences.

Substantially all of our sales to date have been denominated in U.S. dollars. Our products become less price competitive in countries with currencies that are declining in value in comparison to the dollar. This could cause us to lose sales or force us to lower our prices, which would reduce our gross margins. If it becomes necessary for us to make sales denominated in foreign currencies, we will become more exposed to the risk of currency conversion rate fluctuations.

OUR PROPRIETARY TECHNOLOGY IS IMPORTANT TO THE CONTINUED SUCCESS OF OUR BUSINESS. OUR FAILURE TO PROTECT THIS PROPRIETARY TECHNOLOGY MAY SIGNIFICANTLY IMPAIR OUR COMPETITIVE POSITION.

Our ability to compete effectively with other companies depends, in part, on our ability to protect our technology assets by obtaining and enforcing patents. We have a number of patents in the United States and other countries and additional applications are pending for new developments in our equipment and processes. Although we seek to protect our intellectual property rights through patents, we cannot be certain that:

    - we will be able to protect our technology adequately;

    - competitors will not be able to develop similar technology independently;

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    - any of our pending patent applications will be issued;

    - claims allowed under any issued patents will be broad enough to protect our technology; or

    - intellectual property laws will protect our intellectual property rights.

Our competitive position is also dependent upon unpatented trade secrets. Trade secrets are difficult to protect. Our competitors may independently develop proprietary information and techniques that are substantially equivalent to ours or otherwise gain access to our trade secrets, such as through unauthorized or inadvertent disclosure of our trade secrets.

WE MAY BECOME INVOLVED IN LITIGATION RELATING TO OUR INTELLECTUAL PROPERTY RIGHTS, WHICH MAY RESULT IN SUBSTANTIAL EXPENSE AND MAY DIVERT OUR ATTENTION FROM THE IMPLEMENTATION OF OUR BUSINESS STRATEGY.

We believe that the success of our business depends, in part, on obtaining patent protection for our key technology, defending our issued patents and preserving our trade secrets. Litigation may be necessary in order to enforce our patents, copyrights or other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. These types of litigation could result in substantial costs and diversion of resources and could harm our business, financial condition and results of operations. Moreover, litigation may not adequately protect our intellectual property rights.

In addition, we may be sued by third parties that claim our products infringe their intellectual property rights. This risk is exacerbated by the fact that the validity and breadth of claims covered in vacuum technology patents involve complex legal and factual questions. Any litigation or claims against us, whether valid or not, could result in substantial costs, place a significant strain on our financial resources, divert management resources and harm our reputation. Such claims could result in awards of substantial damages, which could have a significant adverse effect on our results of operations. In addition, intellectual property litigation or claims could force us to:

    - cease selling, incorporating or using any of our products that incorporate the challenged intellectual property, which would adversely affect our net sales;

    - obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; and

    - redesign our products, which would be costly and time-consuming.

WE MAY NOT BE ABLE TO MAINTAIN AND EXPAND OUR BUSINESS IF WE ARE NOT ABLE TO RETAIN, HIRE AND INTEGRATE ADDITIONAL QUALIFIED PERSONNEL.

Our success depends in large part upon our ability to attract and retain qualified, experienced employees to operate and expand our business. There is substantial competition for experienced engineering, technical, financial, sales and marketing personnel in our industry. In particular, we must attract and retain highly skilled design and process engineers. Competition for such personnel is intense. The cyclical nature of our business also causes our staffing needs to fluctuate unexpectedly. During periods when our need for employees increases, we often depend on temporary employees. Temporary employees become scarce during up business cycles and often require additional training. If we are unable to retain our existing key personnel, or attract and retain additional qualified personnel, we may from time to time experience inadequate levels of staffing to develop, manufacture and market our products and perform services for our customers. As a result, our growth could be limited due to our lack of capacity to develop and market our products to our customers, or we could fail to meet our delivery commitments or experience deterioration in service levels or decreased customer satisfaction, all of which could adversely affect us and cause the value of our common stock to decline.

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WE MAY SEEK TO EXPAND THROUGH ACQUISITIONS OF COMPLEMENTARY BUSINESSES, AND WE
MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE ACQUIRED COMPANIES.

We may seek to acquire complementary companies in the future. In addition to the difficulties we may face in identifying and consummating acquisitions, we will also be required to integrate and consolidate any acquired businesses or assets with our existing operations. Managing an acquired business entails numerous operational and financial risks, including difficulties in integrating disparate administrative, accounting and finance, and information systems, difficulties in assimilating acquired operations and new personnel, diversion of management's attention from other business concerns, and potential loss of key employees or customers of any acquired operations. Accordingly, we may be unable to successfully identify, consummate and integrate future acquisitions or operate acquired businesses profitably. Our success will depend, to a significant extent, on the ability of our executive officers and other members of senior management to respond to these challenges effectively. If we are unable to integrate successfully an acquired company, our future growth may suffer, and our results of operations could be harmed.

OUR SALES AND RESULTS OF OPERATIONS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

Our sales and results of operations have fluctuated significantly from quarter to quarter in the past, and we expect them to continue to vary in the future due to the cyclical nature of the semiconductor equipment industry and a variety of other factors, many of which are beyond our control. Downward fluctuations in our quarterly results have historically resulted in decreases in the price of our common stock. Some of the factors that could affect our quarterly sales and results of operations include:

    - changes or slowdowns in economic conditions in the semiconductor and semiconductor capital equipment industries and other industries in which our customers operate;

    - the timing and volume of orders placed by major customers;

    - customer cancellations of previously placed orders and shipment delays;

    - variations in customers' capital spending budgets or inventory management practices;

    - our ability to develop, manufacture, introduce and support our current product lines as well as new products and product enhancements;

    - announcements, new product introductions and reductions in the prices of products offered by our competitors;

    - our ability to obtain sufficient supplies of sole or limited source components and subassemblies for our products; and

    - our ability to realize forecasted sales for a particular period.

Our results of operations in one or more future quarters may fall below the expectations of analysts and investors. In those circumstances, the trading price of our common stock would likely decrease.

WE MAY NEED ADDITIONAL FINANCING IN THE FUTURE, AND WE MAY BE REQUIRED TO ISSUE ADDITIONAL SECURITIES. ANY ADDITIONAL FINANCING MAY RESULT IN RESTRICTIONS ON OUR OPERATIONS OR SUBSTANTIAL DILUTION TO OUR STOCKHOLDERS.

We may need to raise additional funds in the future, for example, to develop new technologies, support our expansion, respond to competitive pressures, acquire complementary businesses or respond to unanticipated situations. We may try to raise additional funds through public or private financings, strategic relationships or other arrangements. Our ability to obtain debt or equity funding will depend on a number of factors, including market conditions, our operating performance and investor interest. Additional funding may not be available to us on acceptable terms or at all. If adequate funds are not available, we may be required to revise our business plan to reduce expenditures, including curtailing our

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growth strategies, foregoing acquisitions or reducing our product development efforts. If we succeed in raising additional funds through the issuance of equity or convertible securities, the issuance could result in substantial dilution to existing stockholders. If we raise additional funds through the issuance of debt securities or preferred stock, these new securities would have rights, preferences and privileges senior to those of the holders of our common stock. The terms of these securities, as well as any borrowings under our credit agreement, could impose restrictions on our operations. As of December 31, 2001, we are not in compliance with one of the covenants in our credit agreement, and therefore cannot access the line of credit. While we are currently in negotiations with the bank to amend the agreement, these negotiations may not be successful.

WE MAY BE UNABLE TO PAY DIVIDENDS IN THE FUTURE.

Our stockholders may receive dividends out of legally available funds if, and when, they are declared by our board of directors. Our policy has been to pay dividends out of cash in excess of the needs of the business. Currently, we declare dividends quarterly at a rate of $0.08 per share of common stock. Our credit facility contains restrictions on our ability to pay dividends. We may incur additional indebtedness in the future that may prohibit or further restrict our ability to declare and pay dividends. We may also be restricted from paying dividends in the future due to restrictions imposed by state corporation laws, our financial condition and results of operations, capital requirements, covenants contained in our various financing agreements, management's assessment of future capital needs and other factors considered by our board of directors.

INCREASING POLITICAL AND SOCIAL TURMOIL, SUCH AS TERRORIST AND MILITARY ACTIONS, INCREASE THE DIFFICULTY FOR US, OUR VENDORS AND OUR CUSTOMERS TO FORECAST ACCURATELY AND PLAN FUTURE BUSINESS ACTIVITIES AND COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Recent political and social turmoil, including the terrorist attacks of September 11, 2001, can be expected to put further pressure on economic conditions in the United States and worldwide. These political, social and economic conditions make it difficult for us, our suppliers and our customers to forecast accurately and plan future business activities. Our business, financial condition and results of operations may be materially adversely affected by a fluctuation in net sales relative to our forecasted value, as we may not be able to vary our incurred expenses in response to net sales actually realized.

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